UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            May 7, 2007

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	0-04041	84-0518115
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

23 Inverness Way East, Ste. 150, Englewood, CO	80112
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     303-799-8520

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFT230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b)

☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective May 7, 2007, the Company entered into a credit agreement with JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited to provide term debt of $4 million and revolving credit of up to $11 million and EUR 3.0 million.  The new facility was used to pay off the Company’s domestic and European bank debt and will also provide funds for working capital needs and to finance future growth for the Company.  The debt is secured by substantially all the assets of the Company.

The new facility has a five year term.   The term debt is payable in twenty equal quarterly installments of $200,000 over the five year term.  No principal payments are required on the revolving credit facilities prior to maturity.

The interest rate for borrowings may be a combination of one or more of the interest rate indices described below plus a margin.  The margin is based upon a leverage ratio pricing grid.

Index	Margin range	Margin as of May 7, 2007	Interest payments due
ALTERNATE BASE RATE (1)	-0.5% - 0.5%	-0.25%	Quarterly, in arrears
LIBOR	0.75% - 1.75%	1.0%	End of the applicable interest period (2)
EURIBOR	0.75% - 1.75%	1.0%	End of the applicable interest period

(1)   greater of Prime Rate or the sum of the Federal Funds Effective Rate plus 0.5%

(2)   or at the end of every three months, if sooner

The agreement contains certain financial covenants related to maximum leverage ratio, minimum fixed charge coverage ratio and minimum tangible net worth.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 99.1	Credit Agreement dated as of May 7, 2007 among Allied Motion Technologies Inc., Precision Motor Technology B.V., JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED MOTION TECHNOLOGIES INC.

Date: May 10, 2007	/s/	Richard D. Smith
Richard D. Smith
Chief Executive Officer and
Chief Financial Officer